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                                                                   EXHIBIT 21.01

                              List of Subsidiaries


DoveBid Australasia Pty Ltd., a corporation organized under the laws of
        Australia
DoveBid Canada, Inc., a Canadian corporation
DoveBid - Hong Kong Limited, a corporation organized under the laws of Hong Kong DoveBid Managed Services, Inc., a Delaware corporation
DoveBid Mexico S.A. de C.V., a corporation organized under the laws of Mexico DoveBid Netherlands B.V., a corporation organized under the laws of the
        Netherlands
DoveBid (Singapore) Pte. Ltd., a corporation organized under the laws of
        Singapore
DoveBid UK Limited, a corporation organized under the laws of the United Kingdom DoveBid Valuation Services, Inc., a California corporation
Victor Morris Co. Ltd., a corporation organized under the laws of Thailand
VM Team Sdn Bhd, a corporation organized under the laws of Malaysia